IMPORTANT NOTICE REGARDING YOUR INVESTMENTS

AllianceBernstein
   Investments

                   ALLIANCE WORLD DOLLAR GOVERNMENT FUND, INC.

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                           1345 Avenue of the Americas
                               New York, NY 10105
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                                                               November 28, 2006

Dear Stockholder:

As you may know, the Board of Directors of Alliance World Dollar Government Fund, Inc. (the "Fund") has called a Special Meeting of Stockholders to be held on December 12, 2006. At this Special Meeting, stockholders will be asked to vote on the approval of the acquisition of the assets and assumption of the liabilities of the Fund by Alliance World Dollar Government Fund II, Inc.

Alliance World Dollar Government Fund II, Inc. is much larger than the Fund with a similar investment objective and slightly broader investment policies. The Board of Directors believes that the proposed acquisition will result in benefits to the stockholders of the Fund as more fully described in the prospectus/proxy statement previously mailed to you.

THE FUND'S RECORDS INDICATE THAT YOU HAVE YET TO VOTE ON THIS PROPOSAL. IF YOU ARE NOT PLANNING TO ATTEND THE SPECIAL MEETING, PLEASE TAKE A MOMENT NOW TO CAST YOUR VOTE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING.

Another copy of your proxy ballot is enclosed for your convenience. Should you have any questions regarding the proposal or to vote your shares, please call 1-800-331-5817.


To vote your shares, the following voting options have been set up for your convenience.

     1. Vote by Touch-tone Phone. Cast your vote by telephone by calling 1-800-331-5817. Representatives are available from 9:00 a.m. to 10:00 p.m. Monday to Friday and Saturday from 12:00 p.m. to 6:00 p.m. Eastern Time.

     2. Vote Through the Internet. You may cast your vote using the Internet by logging into the Internet address located on the enclosed proxy ballot and following the instructions on the website.

     3. Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy ballot(s) in the postage-prepaid return envelope provided.

Again, please do not hesitate to call toll-free 1-800-331-5817 if you have any questions regarding this Special Meeting.

Thank you for your assistance with this important matter.

Sincerely,


Marc. O. Mayer
President